Exhibit 10.49

                                LETTER AGREEMENT

                                               August 30, 2000

Urban Cool Network, Inc.
1401 Elm Street
Dallas, Texas 75202

Attention: Jacob R. Miles, III
           Chief Executive Officer

Gentlemen:

      Reference is made to that certain Loan Agreement by and between Urban Cool Network, Inc. (the "Company") and The Elite Funding Group, Inc. ("EFG") dated as of November 23, 1999 (the "Loan Agreement"). Terms defined in the Loan Agreement shall have the same meaning when used in this letter agreement (this "Letter Agreement").

      The parties wish to confirm their understanding and agreement with respect to the matters set forth below.

      1. In July 2000, the Company obtained approximately $480,000 in proceeds of a financing from a third party (the "Proceeds"). Under the terms of the Loan Agreement, the Company was required to pay over the full amount of the Proceeds in partial reduction of the Company's indebtedness to EFG.

      2. As of the date of its receipt of the Proceeds, the Company agreed, in exchange for EFG's agreement to permit the Company to use the Proceeds for certain designated business purposes: a) on or before July 31, 2000, to pay $113,000 of the Proceeds to EFG in partial reduction of the Company's indebtedness to EFG (of which $87,500 have been paid); b) to pay an additional $75,000 fee to EFG at the closing of the Company's initial public offering (the "IPO"); and c) if the IPO was not declared effective by August 12, 2000, to issue to EFG and its assignees 375,000 warrants to purchase common stock of the Company, of like tenor and on the same terms and conditions as the warrants presently owned by EFG and its assignees.

      3. Conditional upon the Company's full performance of its obligations described above, EFG agreed to and did forbear from enforcing its remedies with respect to the mandatory prepayment of the Proceeds.

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Urban Cool Network, Inc.
August 30, 2000
Page 2

      4. The Company has confirmed that the foregoing agreements have been authorized by all requisite corporate and other action.

      5. All amounts due to EFG will be paid from the proceeds of the IPO immediately upon the Company's receipt of funds.

      Except as expressly modified or amended hereby, the Loan Agreement shall remain in full force and effect and all representations and warranties shall apply to the Loan Agreement and to this Letter Agreement as though it were a portion of the Loan Agreement and be effective as of the date originally made and as of the date hereof. However, in the case of any conflict between the provisions of this letter and the terms of the Loan Agreement as originally executed, the terms hereof shall prevail. Silverman, Collura & Chernis, P.C. will provide its opinion to the same effect as its opinion dated November 23, 1999.

      If the foregoing accurately sets forth our complete agreement with respect to the subject matter hereof, please so confirm by executing this letter in the space provided, in which case this Letter Agreement will become a binding agreement between the parties and the Loan Agreement, as amended hereby, shall remain in full force and effect.

                                   Very truly yours,

                                   The Elite Funding Group, Inc.

                                   By: /s/ Mark Herskowitz, Authorized Agent
                                      ------------------------------------------
                                      Name: THE ELITE FUNDING GROUP, INC.
                                      Title:

Agreed and Accepted:

-----------------------------------------

By: /s/ Jacob R. Miles, III
   --------------------------------------
   Name:
   Title: CEO

cc:  Gary Epstein, Esq.
     Martin C. Licht, Esq.